[QNB Logo]                                                         P.O. Box 9005
                                                       Quakertown, PA 18951-9005
                                                                    215.538.5600
                                                                FAX 215.538.5765
                                                                     www.QNB.com



FOR IMMEDIATE RELEASE
---------------------


         QNB CORP. FIRST QUARTER NET INCOME INCREASES 12.5 PERCENT


QUAKERTOWN, PA (27 April 2004) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the first quarter of 2004 of $1,722,000 or $.54 per share on a diluted basis. This represents a 12.5 percent increase in net income when compared to the $1,531,000 or $.49 a diluted share reported for the first quarter of 2003. All earnings per share amounts have been restated to reflect the two-for-one stock split effective on October 14, 2003.


Contributing to the increase in net income when comparing the two quarters was higher net interest income and non-interest income. Net interest income increased $130,000 as a 7.7 percent increase in average earning assets more than offset a 19 basis point decline in the net interest margin. Average loans and average investment securities increased 5.4 percent and 11.5 percent, respectively. These volume increases were primarily funded by continued strong growth in deposits. Average total deposits increased 8.5 percent when comparing the two quarters. Included in net interest income in the first quarter of 2004 was $44,000 in interest recognized on the pay-off of two loans that had not been accruing interest.

The net interest margin was 3.48 percent for the first quarter of 2004 compared to 3.67 percent for the same period in 2003. Excluding the impact of the recognition of non-accrual income, the net interest margin for the first quarter of 2004 was 3.45 percent. The net interest margin for the three months ended March 31, 2004 represents an increase from the 3.38 percent reported for the fourth quarter of 2003.

Non-interest income for the three months ended March 31, 2004 was $1,370,000, a $132,000 increase from the first quarter of 2003. When comparing these two periods, gains on the sale of loans decreased $261,000 while the net gains on the sale of investment securities increased $324,000. The decline in the gain on the sale of loans relates to the slow-down in residential mortgage refinance activity as a result of the increase in interest rates from the lows seen during 2003. Also contributing to the increase in non-interest income was higher mortgage servicing income and deposit fee income.

"I am pleased with the record quarterly financial results we have achieved", said Thomas J. Bisko, President and CEO. "We continue to be successful in attracting a growing number of customers and core deposits and deploying them into quality loans and investment securities. In addition, during the quarter we announced our 9th consecutive year of double-digit increases in the cash dividend paid to shareholders, as well as the planned opening of our first supermarket branch."

QNB Corp. offers commercial and retail banking services through the seven banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance through Bankers Settlement Services of Eastern Pennsylvania, LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)

                                                            Three Months Ended
                                                                  March 31,
                                                           2004          2003
INCOME:
Total interest income                                     $ 6,228       $ 6,392
Total interest expense                                      2,211         2,505
Net interest income                                         4,017         3,887
Provision for loan losses                                       -             -
Total non-interest income                                   1,370         1,238
Total non-interest expense                                  3,169         3,138
Income before income taxes                                  2,218         1,987
Provision for income taxes                                    496           456
Net income                                                $ 1,722       $ 1,531

NET INCOME PER SHARE:
   Basic                                                   $ 0.56        $ 0.50
   Diluted                                                   0.54          0.49
   Dividends                                                0.185         0.165

SELECTED PERIOD END BALANCES:
Total assets                                             $540,640      $518,495
Federal funds sold                                         10,859        10,421
Investments                                               261,464       242,375
Loans held-for-sale                                           213         2,368
Total loans                                               234,911       227,510
Allowance for loan losses                                   2,919         2,933
Deposits                                                  426,234       410,330
Borrowed funds                                             64,714        61,635
Shareholders' equity                                       45,898        41,952

SELECTED RATIOS:
Return on average assets                                    1.28%         1.24%
Return on average shareholders' equity                     16.64%        16.38%
Net interest margin-tax equivalent                          3.48%         3.67%
Efficiency ratio-tax equivalent                            55.16%        57.22%
Average shareholders' equity to total average               7.71%         7.56%
assets
Non-performing assets to total assets                        .12%          .12%
Allowance as a % of loans                                   1.24%         1.28%



                                      # # #

Contact:          Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
                  Bret H. Krevolin, CFO ext. 5716
                  8:30 AM - 5:00 PM  ET